Exhibit 5.1

April 28, 2014

USA COMPRESSION PARTNERS, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Ladies and Gentlemen:

We have acted as counsel to USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of its Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Partnership of up to an aggregate of 6,100,000 common units representing limited partner interests in the Partnership (the “Common Units”), to be issued pursuant to the Partnership’s Distribution Reinvestment Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered against payment therefor in the circumstances contemplated by the Plan as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.